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                                                                    EXHIBIT 12.1

                          APRIA HEALTHCARE GROUP INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                        YEAR ENDED DECEMBER 31,
                                     --------------------------------------------------------------
                                                                                          PROFORMA
(AMOUNTS IN THOUSANDS EXCEPT RATIO)   1993      1994       1995      1996       1997        1997
-----------------------------------  -------   -------   --------   -------   ---------   ---------
Earnings:
  (Loss)income before taxes and
    extraordinary charge...          $55,540   $62,720   $(90,419)  $52,028   $(236,058)  $(236,058)
  Net interest expense savings on
    refinancing........                                                                       1,970
  Plus: fixed charges...              24,868    44,599     51,302    58,517      59,013      57,043
                                     -------   -------   --------   -------   ---------   ---------
        Total earnings...             80,408   107,319    (39,117)  110,545    (177,045)   (177,045)
Fixed Charges:
  Interest expense.....               18,266    37,155     42,942    49,249      49,393      49,393
  Net interest expense savings on
    refinancing........                                                                      (1,970)
  Interest imputed on operating
    lease payments.....                6,602     7,444      8,360     9,268       9,620       9,620
                                     -------   -------   --------   -------   ---------   ---------
        Total fixed charges...        24,868    44,599     51,302    58,517      59,013      57,043
  Ratio of Earnings to Fixed
    Charges............                  3.2       2.4       (0.8)      1.9        (3.0)       (3.1)
  Amount inadequate to cover fixed
    charges............                                    90,419               236,058     234,088

                                     NINE MONTHS ENDED SEPTEMBER 30,
                                     --------------------------------
                                                            PROFORMA
(AMOUNTS IN THOUSANDS EXCEPT RATIO)    1997       1998        1998
-----------------------------------  --------   ---------   ---------
Earnings:
  (Loss)income before taxes and
    extraordinary charge...          $(24,539)  $(207,764)  $(207,764)
  Net interest expense savings on
    refinancing........                                         1,477
  Plus: fixed charges...               44,994      43,238      41,761
                                     --------   ---------   ---------
        Total earnings...              20,455    (164,526)   (164,526)
Fixed Charges:
  Interest expense.....                37,779      35,870      35,870
  Net interest expense savings on
    refinancing........                                        (1,477)
  Interest imputed on operating
    lease payments.....                 7,215       7,368       7,368
                                     --------   ---------   ---------
        Total fixed charges...         44,994      43,238      41,761
  Ratio of Earnings to Fixed
    Charges............                   0.5        (3.8)       (3.9)
  Amount inadequate to cover fixed
    charges............                           207,764     206,287
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